Exhibit d.14

VATS OFFSHORE FUND, LTD.

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, effective as of the 8th day of April, 2014, (the “Contract Date”) by and between Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”), and VATS Offshore Fund, Ltd. (the “Fund”), a Cayman Islands exempted company and a wholly-owned subsidiary of Virtus Alternative Solutions Trust (the “Trust”), a Delaware statutory trust and open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), on behalf of its series, Virtus Alternative Total Solution Fund (the “Series”). The purpose of the Fund is to facilitate the implementation of the Series’ investment strategies.

WITNESSETH THAT:

1.           The Fund hereby appoints the Adviser to act as investment adviser to the Fund on behalf of the Fund, for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

2.           The Adviser shall furnish continuously an investment program for the portfolio of the Fund and shall manage the investment and reinvestment of the assets of the Fund, subject at all times to the supervision of the Fund’s Board of Directors (the “Directors”).

4.           With respect to managing the investment and reinvestment of the portfolio of the Fund’s assets, the Adviser shall provide, at its own expense:

(a)	Investment research, advice and supervision;

(b)	An investment program for the Fund consistent with its investment objectives, policies and procedures;

(c)	Implementation of the investment program for the Fund including the purchase and sale of securities;

(d)	Implementation of an investment program designed to manage cash, cash equivalents and short-term investments for the Fund with respect to assets designated from time to time to be managed by a subadviser to the Fund;

(e)	Advice and assistance on the general operations of the Fund; and

(f)	Regular reports to the Directors and/or their designees on the implementation of the Fund’s investment program.

5.           The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

6.           The Adviser shall furnish at its own expense, or pay the expenses of the Fund, for the following:

(a)	Office facilities, including office space, furniture and equipment;

(b)	Personnel necessary to perform the functions required to manage the investment and reinvestment of the Fund’s assets (including those required for research, statistical and investment work);

(c)	Except as otherwise approved by the Directors, personnel to serve without salaries from the Fund as officers or agents of the Fund. The Adviser need not provide personnel to

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perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d)	Compensation and expenses, if any, of the Directors who are also full-time employees of the Adviser or any of its affiliates; and

(e)	Any subadviser recommended by the Adviser and appointed to act on behalf of the Fund.

7.           All costs and expenses not specifically enumerated herein as payable by the Adviser shall be paid by the Fund. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Fund and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Directors who are not full-time employees of the Adviser or any of its affiliates, expenses of Directors’ and shareholders’ meetings including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares, expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. Additionally, if authorized by the Directors, the Fund shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to, the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Fund is a party.

8.           The Adviser shall adhere to all applicable policies and procedures as adopted from time to time by the Board of Trustees of the Series (the “Trustees”), including but not limited to the following:

(a)	Code of Ethics. The Adviser shall adopt a Code of Ethics designed to prevent “access persons” (as defined therein in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) from engaging in fraudulent acts or transactions that are, or have the potential of being viewed as, a conflict of interest, and shall monitor for compliance with its Code of Ethics and report any violations to the Trust’s Compliance Officer.

(b)	Policy with Respect to Brokerage Allocation. The Adviser shall have full trading discretion in selecting brokers for Fund transactions on a day to day basis so long as each selection is in conformance with the Trust’s Policy with Respect to Brokerage Allocation. Such discretion shall include use of “soft dollars” for certain broker and research services, also in conformance with the Trust’s Policy with Respect to Brokerage Allocation. The Adviser may delegate the responsibilities under this section to a Subadviser of the Fund.

(c)	Procedures for the Determination of Liquidity of Assets. It shall be the responsibility of the Adviser to monitor the Fund’s assets that are not liquid, making such determinations as to liquidity of a particular asset as may be necessary, in accordance with the Trust’s Procedures for the Determination of Liquidity of Assets. The Adviser may delegate the responsibilities under this section to a Subadviser of the Fund.

(d)	Policy with Respect to Proxy Voting. In the absence of specific direction to the contrary and in a manner consistent with the Trust’s Policy with Respect to Proxy Voting, the Adviser shall be responsible for voting proxies with respect to portfolio holdings of the Fund. The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by the Trust. Unless the Fund gives the Adviser written instructions to the contrary, the Adviser

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will, in compliance with the proxy voting procedures of the Trust then in effect or approved by the Series, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which the assets of the Fund may be invested. The Adviser shall cause the Custodian to forward promptly to the Adviser (or designee) all proxies upon receipt so as to afford the Adviser a reasonable amount of time in which to determine how to vote such proxies. The Adviser agrees to provide the Trust with quarterly proxy voting reports in such form as the Trust may request from time to time. The Adviser may delegate the responsibilities under this section to a Subadviser of the Fund.

(e)	Procedures for the Valuation of Securities. It shall be the responsibility of the Adviser to fully comply with the Trust’s Procedures for the Valuation of Securities. The Adviser may delegate the responsibilities under this section to a Subadviser of a Series.

9.           For providing the services and assuming the expenses outlined herein, the Fund agrees that the Adviser shall be compensated as follows:

(a)	The Fund shall pay a monthly fee calculated at an annual rate as specified in Schedule A. The amounts payable to the Adviser shall be based upon the average of the values of the managed assets of the Fund as of the close of business each day, computed in accordance with the Fund’s Articles of Incorporation. For this purpose, “managed assets” means the total assets of the Fund, including any assets attributable to borrowings, minus the Fund’s accrued liabilities other than such borrowings.

(b)	Compensation shall accrue immediately upon the effective date of this Agreement.

(c)	If there is termination of this Agreement during a month, the fee for that month shall be proportionately computed upon the average of the daily asset values of such Fund for such partial period in such month.

10.         The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Directors, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Fund, the Adviser and any such agent.

11.         The Adviser shall not be liable to the Fund or to the Series for any error of judgment or mistake of law or for any loss suffered by the Fund or by the Series in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

12.         It is understood that:

(a)	Directors, officers, employees, agents and shareholders of the Fund are or may be “interested persons” of the Adviser as directors, officers, stockholders or otherwise;

(b)	Directors, officers, employees, agents and stockholders of the Adviser are or may be “interested persons” of the Fund as directors, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.

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13.         This Agreement shall become effective as of the Contract Date stated above. Unless terminated as herein provided, this Agreement shall remain in full force and effect until December 31, 2015, and shall continue in full force and effect for periods of one year thereafter so long as (a) such continuance is approved at least annually by either the Trustees or a “vote of the majority of the outstanding voting securities” of the Series and (b) the terms and any renewal of this Agreement have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any such party cast in person at a meeting called for the purpose of voting on such approval.

14.         The Fund may terminate this Agreement upon 60 days’ written notice to the Adviser at any time, without the payment of any penalty, by vote of the Directors, the Trustees or a “vote of the majority of the outstanding voting securities” of the Series. The Adviser may terminate this Agreement upon 60 days’ written notice to the Fund, without the payment of any penalty. This Agreement shall immediately terminate in the event of its “assignment”.

15.         The terms “majority of the outstanding voting securities”, “interested persons” and “assignment”, when used herein, shall have the respective meanings in the Investment Company Act.

16.         In the event of termination of this Agreement, or at the request of the Adviser, the Fund will eliminate any reference to “Virtus” from its name, and will not thereafter transact business in a name using the word “Virtus” in any form or combination whatsoever, or otherwise use the word “Virtus” as a part of its name. The Fund will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word “Virtus” or any approximation thereof.

17.         It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the trust property of the Fund, as provided in the Fund’s Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Directors of the Fund and made by an authorized officer of the Fund, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the property of the Fund as provided in its Articles of Incorporation.

18.         This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the State of Delaware.

19.         Subject to the duty of the Adviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund, and the actions of the Adviser and the Fund in respect thereof.

20.         The Adviser will not advise or act on behalf of the Fund in regard to class action filings, with respect to any securities held in the Fund’s portfolio.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

VATS OFFSHORE FUND, LTD.

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Senior Vice President, Chief Financial Officer & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

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SCHEDULE A

Annual Investment Advisory Fee
1st $5 Billion	$5+ Billon
1.95%	1.90%

A-1